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Exhibit 99.4

[Form of Letter to Clients]

Offer to Exchange PepsiCo, Inc. New Notes Set Forth Below
Registered Under the Securities Act of 1933
for
Any and All Corresponding PepsiCo, Inc. Old Notes Set Forth Opposite Below

New Notes	CUSIP No.	Old Notes	CUSIP Nos.
7.29% Senior Notes due 2026	713448 EE4	7.29% Senior Notes due 2026, Series A	713448 EA2, U71344 BC5
7.44% Senior Notes due 2026	713448 EF1	7.44% Senior Notes due 2026, Series A	713448 EB0, U71344 BD3
7.00% Senior Notes due 2029	713448 EG9	7.00% Senior Notes due 2029, Series A	713448 EC8, U71344 BE1
5.50% Senior Notes due 2035	713448 EH7	5.50% Senior Notes due 2035, Series A	713448 ED6, U71344 BF8

To Our Clients:

        Enclosed is a Prospectus dated                  , 2018 (the “Prospectus”) of PepsiCo, Inc., a North Carolina corporation (the “Company”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), which together constitute the Company’s offer (the “Exchange Offer”) to exchange up to $88,230,000 principal amount of its new 7.29% Senior Notes due 2026 (the “7.29% Notes”), up to $21,000,000 principal amount of its new 7.44% Senior Notes due 2026 (the “7.44% Notes”), up to $515,587,000 principal amount of its new 7.00% Senior Notes due 2029 (the “7.00% Notes”) and up to $106,837,000 principal amount of its new 5.50% Senior Notes due 2035 (the “5.50% Notes,” and together with the 7.29% Notes, 7.44% Notes and 7.00% Notes, the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of any and all of its outstanding 7.29% Senior Notes due 2026, Series A (the “Old 7.29% Notes”), 7.44% Senior Notes due 2026, Series A (the “Old 7.44% Notes”), 7.00% Senior Notes due 2029, Series A (the “Old 7.00% Notes”) and 5.50% Senior Notes due 2035, Series A (the “Old 5.50% Notes,” and together with the Old 7.29% Notes, Old 7.44% Notes and Old 7.00% Notes, the “Old Notes”) that have not been registered under the Securities Act. The terms of the New Notes are substantially identical to the Old Notes, except that the New Notes have been registered under the Securities Act, and the transfer restrictions, exchange offer provisions and certain related additional interest provisions that apply to the Old Notes do not apply to the New Notes.

        Please note that the Exchange Offer will expire at 11:59 p.m., New York City time, on                  , unless extended.

        The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

        We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations, warranties and acknowledgments contained in the letter of transmittal.

        Pursuant to the letter of transmittal, each holder of Old Notes will represent and warrant to the Company that (i) the holder is not an “affiliate” of the Company, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate in, and is not engaged and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, we will (1) represent and warrant on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired as a result of market-making activities or other trading activities and not directly from the Company for its own account in the initial offering of the Old Notes, and (2) acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

        If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, executing and returning to us the instruction form attached to this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Old Notes, all such Old Notes will be tendered unless otherwise specified on the attachment to this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Exchange Offer. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OLD NOTES.

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[Form of Letter to Clients]
Offer to Exchange PepsiCo, Inc. New Notes Set Forth Below Registered Under the Securities Act of 1933 for Any and All Corresponding PepsiCo, Inc. Old Notes Set Forth Opposite Below